Exhibit (a)(5)(I)

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Patrick Ryan (973) 275-7075 Melissa Moody (215) 407-3536	Investor Contacts:	Peter Dannenbaum (908) 740-1037 Steven Graziano (908) 740-6582

Merck Completes Tender Offer to Acquire Acceleron Pharma Inc.

KENILWORTH, N.J., Nov. 19, 2021—Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced the successful completion of the cash tender offer, through a subsidiary, Astros Merger Sub, Inc., for all of the outstanding shares of common stock of Acceleron Pharma Inc. (Nasdaq: XLRN), at a purchase price of $180 per share in cash, without interest and less applicable tax withholding. As of the tender offer expiration at 5:00 p.m., Eastern Time, on Nov. 19, 2021, 38,752,614 shares of common stock of Acceleron were validly tendered and not withdrawn from the tender offer, representing approximately 63.3% of the total number of Acceleron’s outstanding shares. All such shares have been accepted for payment in accordance with the terms of the tender offer, and Astros Merger Sub, Inc. expects to promptly pay for such shares.

Merck intends to complete the acquisition of Acceleron through a merger of Astros Merger Sub, Inc. with and into Acceleron, with Acceleron being the surviving corporation, in which all shares not tendered into the offer will be cancelled and converted into the right to receive cash equal to the $180 offer price per share, without interest and less any applicable tax withholding. After the completion of the merger, Acceleron will become a wholly owned subsidiary of Merck and the common stock of Acceleron will no longer be listed or traded on the Nasdaq Global Market.

About Merck

For over 130 years, Merck, known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases in pursuit of our mission to save and improve lives. We demonstrate our commitment to patients and population health by increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to prevent and treat diseases that threaten people and animals – including cancer, infectious diseases such as HIV and Ebola, and emerging animal diseases – as we aspire to be the premier research-intensive biopharmaceutical company in the world. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes statements that are not statements of historical fact, or “forward-looking statements.” These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2020 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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